Exhibit 99.1

Rock-Tenn Company Announces Closure of Kerman Folding Carton Facility

    NORCROSS, Ga.--(BUSINESS WIRE)--March 17, 2006--Rock-Tenn Company (NYSE: RKT) announced today that it will close its Kerman, California folding carton plant in the third quarter of fiscal 2006. Rock-Tenn expects to transfer a substantial portion of the business from the Kerman plant to its Greenville, Texas plant.
    Mike Kiepura, Executive Vice President - Folding Carton division, stated, "The Kerman closure is the next step in attaining our operating synergy target from the Gulf States paperboard and packaging business acquisition. We relocated underutilized equipment acquired in the acquisition to our Greenville, Texas plant, creating the opportunity to consolidate these two locations. Greenville is the larger of the two plants and is much closer to our bleached paperboard mill acquired from Gulf States. We expect the Kerman closure to generate approximately $2 million of annualized savings that will contribute to the $30 million of synergies that we expect to realize following our acquisition of Gulf States' paperboard and packaging businesses."
    Rock-Tenn Company expects to incur cash operating and restructuring costs of approximately $3 million, which will include severance, facility lease and carrying costs net of sublease rentals and equipment relocation costs, and to incur asset impairment costs of approximately $2 million.

    Rock-Tenn Company provides a wide range of marketing and packaging solutions to consumer products companies at low costs, with combined pro forma net sales of $2.1 billion and operating locations in the United States, Canada, Mexico, Argentina and Chile. The Company is one of North America's leading manufacturers of packaging products, merchandising displays and bleached and recycled paperboard.

    Statements herein regarding, among others, expectations regarding the transfer of current production from the closed facility; the impact of the facility closure on the operations of other Company facilities; restructuring costs, including cash expenditures; operating costs and synergies constitute forward-looking statements within the meaning of the federal securities laws. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding, among other things, the amounts of asset impairment, severance costs, relocation costs, and other costs associated with the closure as well as capacity utilization and production efficiencies. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions will prove to be inaccurate. Such risks are more particularly described in the Company's filings with the Securities and Exchange Commission, including under the caption "Business -- Forward-Looking Information" and "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.

    CONTACT: Rock-Tenn Company
             David Rees, 770-448-2193